Exhibit 99.1

Pro Forma Adjusted EBITDA Reconciliation

The following reconciliation is included for illustrative purposes only and represents a sample presentation of Pro Forma Adjusted EBITDA based on and for purposes of the expected EBITDA definitions under the Company’s new debt agreements. As a result, Pro Forma Adjusted EBITDA includes adjustments to exclude/include certain items such as: non-cash and non-recurring items; foreign currency items; cost savings initiatives (not retroactive; only applied to 2012 and 2013E); and other adjustment items expected to be permitted under the Company’s debt agreements.

($ in millions)	2012	Q1 2012	Q1 2013	LTM Q1 2013	Full Year 2013E¹
Reconciliation:
Net income attributable to Gardner Denver	$263.3	$54.8	$45.7	$254.2	$215.5
Interest expense	14.7	3.8	2.7	13.6	12.7
Provision for income taxes	97.1	22.1	16.1	91.1	82.2
Depreciation and amortization	63.8	19.1	14.9	59.6	62.6

EBITDA	$438.9	$99.8	$79.4	$418.5	$373.0
(A) Restructuring costs	18.7	14.4	2.1	6.4	46.2
(B) Non-cash purchase accounting adjustments	3.4	3.9	(0.1)	(0.6)	—
(C) Stock-based compensation expense	5.4	2.3	2.0	5.1	5.1
(D) Other employee termination and certain retirement costs	2.3	0.1	0.8	3.0	—
(E) Foreign currency (gains) / losses	3.4	1.5	(0.1)	1.8	—
(F) Pension and OPEB adjustment	1.8	0.6	0.4	1.6	1.0
(G) Other adjustments	3.2	(0.4)	6.0	9.6	2.3

Adjusted EBITDA	$477.1	$122.2	$90.5	$445.4	$427.6
(H) Future cost savings illustratively pulled forward	45.2	12.0	6.4	39.6	25.7

Adjusted EBITDA Illustratively Pro Forma for Future Cost Savings	$522.3	$134.2	$96.9	$485.0	$453.3

Note: Does not represent management’s expectation for earnings performance in these periods

(1)	Estimated full year 2013 net income attributable to Gardner Denver is based on the midpoint of diluted earnings per share guidance provided in the Company’s press release for the first quarter and full year 2013, dated April, 26, 2013 (as such press release was amended to correct a typographical error on that same day). The average diluted shares outstanding used to calculate the net income attributable to the Company was 49,316,000. Full Year 2013E amounts do not include merger-related costs associated with the proposed buyout transaction. The Full Year 2013E was also included in the Company’s 8-K filing submitted to the SEC on April 22, 2013.
(A)	Represents historical restructuring costs incurred in connection with the closure and consolidation of certain facilities and functions.
(B)	Represents the reversal of the income statement impacts of non-recurring Robuschi purchase accounting adjustments associated with (1) the write-up of the fair value of inventory and (2) the amortization of favorable and unfavorable leases.
(C)	Represents non-cash stock-based compensation expense relating to stock options and restricted share awards.
(D)	Represents certain non-recurring employee related costs resulting from terminations (non-restructuring).
(E)	Represents gains and losses on transactions denominated in currencies other than our functional currency, including gains and losses on intercompany transactions.
(F)	Represents the effects of amortization of prior service costs and amortization of losses (gains) in pension and OPEB expense.
(G)	Represents non-cash, non-operating, or non-recurring adjustments, consisting of (1) gains / losses on disposal of assets, (2) third-party costs associated with successful / abandoned transactions, (3) investment gains and losses associated with our deferred compensation plan, (4) board of directors’ fees, (5) non-cash income associated with a decrease of inventories in certain LIFO pools and the resulting liquidations of LIFO inventory layers, and (6) other minor miscellaneous adjustments.
(H)	Represents savings the Company expects to realize during 2013 and 2014 from optimizing IPG Europe’s operations and achieving sourcing savings, resulting in reduced costs and margin expansion. The IPG Europe initiative is expected to leverage lower cost locations, as well as reduce excess capacity and average labor costs, while the sourcing savings will be achieved by developing a global procurement organization and strategically managing direct materials spend. The pro forma adjustments in 2012 and 2013 represent expected future cost savings not realized during each respective period.